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Pricing Supplement dated:  9/14/2000                        Rule 424 (b)3
to Prospectus dated: June 6, 2000                           File No.  333-84179

                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE
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Principal Amount:                 $60,000,000    Initial Interest Rate: 6.94063%
Agent's Discount or Commission:   $   180,000    Original Issue Date: 9/14/2000
Net Proceeds to Issuer:           $59,820,000    Stated Maturity Date: 9/15/2003
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Calculation Agent:  BANK OF NEW YORK

Interest Calculation:
[X] Regular Floating Rate Note             [ ] Floating Rate/Fixed Rate Note
[ ] Inverse Floating Rate Note                   (Fixed Rate Commencement Date):
        (Fixed Interest Rate):    %              (Fixed Interest Rate):     %

Interest Rate Basis:
[ ] CD Rate                  [ ] Prime Rate              [ ] Federal Funds Rate
[ ] Commercial Paper Rate    [X] Libor                   [ ] Treasury Rate
[ ] CMT Rate                 [ ] 11th District Cost of Funds Rate

If Libor, Designated Libor page:             If CMT Rate:
           [ ] Reuters Page                       Designated CMT Telerate Page
           [X] Telerate Page: 3750                Designated CMT Maturity Index:
           Designated Libor Currency: USD

Initial Interest Reset Date:        9/14/2000                 Spread (+/-):  + 32 bps
Interest Reset Date(s):     ON THE 15TH OF EVERY MONTH               Spread Multiplier: N/A
Interest Payment Date(s):  ON THE 15TH OF EVERY MONTH         Maximum Interest Rate:  % N/A
Index Maturity:   1 MONTH                                     Minimum Interest Rate: % N/A

Day Count Convention
[X] Actual/360 for the period from  9/14/2000 to 9/15/2003.
[ ] Actual/Actual for the period from            to
[ ] 30/360 for the period from            to

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of Principal Amount.

Repayment:
    [X] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

Original Issue Discount:      [ ] Yes      [X] No
       Total Amount of OID:       Yield to Maturity:
       Initial Accrual Period:

Form:   [X] Book Entry            [ ] Certificated

Agent: UBS WARBURG LLC
Agent acting in the capacity as indicated below:
       [ ]  Agent                 [X]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [X] The Notes are being offered at a fixed public offering price of 100% of principal amount.

If as agent:
       [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other/Additional Provisions: